UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Following are the unaudited consolidated condensed pro forma financial statements of Americomm that reflect the acquisition of Empire by Americomm. The unaudited pro forma consolidated condensed financial statements have been prepared utilizing the historical financial statements of Americomm which are incorporated herein by reference to previous filings made with the Securities and Exchange Commission and the historical financial statements of Empire included in this filing. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical financial statements of Americomm and the attached historical financial statements of Empire.

The following unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2000 and for the three month period ended March 31, 2001 and the unaudited pro forma consolidated condensed balance sheet as of March 31, 2001 give effect to the acquisition of Empire including the related pro forma adjustments described in the notes thereto. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2000 and for the three month period ended March 31, 2001 give effect to the acquisition of Empire by Americomm as if the acquisition, accounted for as a purchase, had occurred on January 1, 2000 and January 1, 2001, respectively. The unaudited pro forma consolidated condensed balance sheet as of March 31, 2001 gives effect to the acquisition as if it had occurred on March 31, 2001. The pro forma financial statements reflect the preliminary allocation of the purchase price.

The unaudited pro forma consolidated condensed financial statements may not be indicative of the results that actually would have occurred if the acquisitions had been effective on the dates indicated or which may be obtained in the future.

AMERICOMM RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

MARCH 31, 2001

	Unaudited			Pro Forma Adjustments	Unaudited Pro Forma March 31, 2001
	Historical March 31, 2001
ASSETS	Americomm	Empire
Current assets:
Cash and cash equivalents	$ 82,988	$ 183,196		$ -	$ 266,184
Accounts receivable	35,604	44,527		-	80,131
Prepaid expenses	-	481		-	481
Total current assets	118,592	228,204		-	346,796

Investments in prospects	926,946	731,553	B	3,583,123	5,241,622
Property & equipment, net	8,834	-		-	8,834
Total property & equipment	935,780	731,553		3,583,123	5,245,456
	$ 1,054,372	$ 959,757		$ 3,583,123	$ 5,597,252

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ -	$ 422,087		$ -	$ 422,087
Accrued payroll	55,395	-		-	55,395
Payroll taxes payable	(112)	-		-	(112)
Total current liabilities	55,283	422,087		-	477,370

Stockholders' equity	999,089	537,670	A B	(537,670) 4,120,793	5,119,882
	$ 1,054,372	$ 959,757		$ 3,583,123	$ 5,597,252

See notes to unaudited pro forma consolidated condensed financial statements.

AMERICOMM RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2000

	Historical		Pro Forma Adjustments	Unaudited Pro Forma
	Americomm	Empire
Revenues:
Oil and natural gas, net	$ -	$ -	$ -	$ -

Costs and expenses:
General and administrative	138,098	5,571	-	143,669
Other income and expense:
Interest income	3,080	-	-	3,080
Interest expense	(26,015)	-	-	(26,015)
	(22,935)	-	-	(22,935)
Net Loss	$ (161,033)	$ (5,571)	$ -	$ (166,604)
Net loss per common share	$ (0.01)			$ (0.01)
Weighted average number of Common shares outstanding	14,712,921			22,405,272

See notes to unaudited pro forma consolidated condensed financial statements.

AMERICOMM RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED

STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2001

	Unaudited Historical		Pro Forma Adjustments	Unaudited Pro Forma
	Americomm	Empire
Revenues:
Oil and natural gas, net	$ -	$ 42,150	$ -	$ 42,150

Costs and expenses:
General and administrative	39,708	22,288	-	61,996
Other income and expense:
Interest income	1,199	-	-	1,199
Interest expense	(4,571)	-	-	(4,571)
	(3,372)	-	-	(3,372)
Net Loss	$ (43,080)	$ 19,862	$ -	$ (23,218)
Net loss per common share	$ 0.00			$ 0.00
Weighted average number of common shares outstanding	16,003,040			23,495,391

See notes to unaudited pro forma consolidated condensed financial statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Acquisition of Empire

On May 29, 2001, Americomm acquired 100% of Empire. Americomm issued 7,492,351 common shares in exchange for all the issued and outstanding common stock of Empire. The purchase price for the stock is $ 4,120,793 based on a market price of $0.55 per Americomm share on the date of the transaction.

The purchase price results in an increase in the cost of the net assets of Empire of $3,583,123. Based on management's evaluation of the fair value of the assets acquired and liabilities assumed Americomm allocated this increase in cost to oil and gas properties.

Americomm uses the full cost method of accounting for oil and gas properties. This method of accounting requires that a ceiling test be performed periodically to compare the recorded cost of oil and gas properties to the value of those properties. Management believes that if a full cost ceiling test were performed at the date of this transaction, no impairment would result.

The unaudited pro forma adjustments are as follows:

A. To remove the equity of Empire upon the purchase by Americomm.

B. To record the acquisition of Empire under the purchase method:

Net assets acquired at fair value:
Current assets	$ 228,204
Oil and gas properties	4,314,676
Current liabilities	(422,087)
Total	$ 4,120,793

Consideration comprised of 7,492,351 common shares of Americomm	$ 4,120,793

Earnings per share:

The following is a reconciliation of historical to pro forma weighted average shares outstanding:

	Year Ended December 31, 2001	Three Months Ended March 31, 2001

Historical	14,712,921	16,003,040
Shares issued to acquire Empire assumed to be at beginning of period)	7,492,351	7,492,351
Pro forma	22,205,272	23,495,391

Basic earnings per share of common stock was computed by dividing loss applicable to common stockholders, by the weighted average number of common shares outstanding for the year. Diluted loss per share is not presented because all potential common shares are anti-dilutive including those to be issued as replacement options and warrants.

AMERICOMM SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Not Applicable